Exhibit 10.1

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between Alteva, Inc., a New York corporation (the “Company”) on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents (collectively referred to herein as the “Company Group”), and Jennifer Brown (the “Employee”) (the Company and the Employee are collectively referred to herein as the “Parties”) as of November 5, 2014 (the “Execution Date”).

1.                                      Termination. The Employee’s last day of employment with the Company is October 22, 2014 (the “Separation Date”). The Employee shall not thereafter represent herself as an employee, officer, agent or representative of the Company Group for any purpose, and she shall henceforth refrain from such representations.

2.                                      Release and Employee Representations. In exchange for the consideration described in Section 3, which the Employee acknowledges to be good and valuable consideration for her obligations hereunder, the Employee hereby represents that she intends to fully settle any and all claims she may have against the Company Group as a result of her hire, employment or separation from employment with the Company Group. The Employee specifically represents, warrants and confirms that: (a) she has no claims, complaints or actions of any kind pending against the Company Group with any court of law, or local, state or federal government or agency or any arbitral forum; (b) she has been properly paid for all hours worked for the Company Group, and all commissions, bonuses and other compensation due to her, including accrued unused vacation, have been paid to her through the Separation Date; (c) she has not engaged in any unlawful conduct in relation to the business of the Company Group; and (d) she has returned and retained no access to copies of any property belonging to the Company Group that was in her possession, including, without limitation, identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, and physical files.

3.                                      Separation Benefits. In consideration for the Employee’s execution of and compliance with this Agreement, including the waiver and release of claims in Section 4, the Company will provide to the Employee the benefits identified in subsections (a), (b) and (e) below.

(a)                                 Salary Continuation. The Company will continue to pay the Employee’s salary in effect on the Separation Date, less ordinary tax and other withholdings, for six (6) months after the Separation Date (“Severance Period”), commencing on the first regular Company payroll date following the eighth (8th) day after the Employee delivers an executed copy of this Agreement to the Company, payable according to the Company’s regular payroll practices.

(b)                            Health Insurance. The Company will, during the Severance Period: (i) continue to provide the Employee all benefits under the Company’s health insurance plan in effect as of the

Separation Date; or (ii) if the Company reasonably determines at its discretion that its health insurance plan does not permit it to provide such benefits to a separated employee, and if the Employee elects coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) the Company will pay its own COBRA obligation to its health insurer and will also make cash payments to that insurer equal to the cost the Employee would have personally incurred to continue such coverage, subject to ordinary tax and payroll withholdings, payable following the eighth (8th) day after the Employee has delivered the Agreement to the Company, and continuing in regular installments for the duration of the Severance Period.

(c)                             Acknowledgments.  The Employee acknowledges that: (i) she had no employment agreement with the Company as of the Execution Date; (ii) she had no right or agreement entitling her to the benefits of Sections (3)(a) or 3(b) as of the Execution Date; (iii) those benefits exceed anything she was otherwise entitled to receive upon separation from employment; and (iv) the Employee is not entitled to any additional payment or consideration not specifically referenced herein, except for any unpaid salary or vacation benefits, vested 401(k) benefits, and any equity benefits identified in Section 3(d).

(d)                            Equity. The Employee holds 10,833 vested, restricted shares of stock in the Company (“Restricted Shares”), and 6,833 vested options to acquire Company stock (“Options”). The Employee may exercise the Options on or before January 18, 2015; if she fails to do so the Options will be forfeited. All unvested Restricted Shares and Options are hereby terminated, any other rights the Employee may have in any Company equity grants or options (including, without limitation, restricted stock, conditional nonqualified stock option grants, nonqualified stock options, stock units, stock awards, stock appreciation rights, dividend equivalents and other stock-based awards) are terminated, and the Employee has no residual rights in them.

(e)                             Counsel Fee Reimbursement.  The Company will reimburse the Employee for reasonable attorneys’ fees, not to exceed $2,500.00, in connection with her engagement of counsel to review this Agreement.  Such payment will be made upon submission of an invoice to the Company from Employee’s counsel, and such invoice will not be submitted until salary continuation payments commence under Section 3(a) above.

4.                                 Release of Claims.

(a)                                 General Release. In exchange for the consideration provided in this Agreement, the Employee and her heirs, executors, administrators and assigns forever waive, release and discharge the Company Group from any and all claims, demands, causes of action, fees, damages, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, that Employee has ever had against the Company Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of her execution of this Agreement, including, but not limited to claims arising under any statute, tort, contract or entitlement to equity compensation, provided that this general release of claims excludes the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the

Employee waives any right to monetary relief related to such a charge.  The claims that the Employee is giving up and releasing do not include: (i) her vested rights, if any, under any qualified retirement plan or other benefit plans in which she may participate, (ii) her rights, if any, to unemployment insurance or workers’ compensation; and (iii) her rights to indemnification under the Company’s certificate of incorporation and/or bylaws, under general corporate law or as an insured under any directors and officers liability insurance policy of the Company.  This general release of claims also excludes any claims that cannot be waived by law.

(b)                                 Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Employee in this Agreement, the Employee hereby irrevocably and unconditionally fully and forever waives, releases and discharges the Company Group from any and all claims, whether known or unknown, from the beginning of time to the date of the Employee’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that:

(i)                                     the Employee has read this Agreement in its entirety and understands all of its terms;

(ii)                                  the Employee has been advised of and has availed herself of her right to consult with an attorney prior to executing this Agreement;

(iii)                               the Employee knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein;

(iv)                              the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which she is otherwise entitled;

(v)                                 the Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of her choice, although she may sign it sooner if desired;

(vi)                              the Employee understands that she has seven (7) days from the date she signs this Agreement to revoke the release in this Section by delivering notice of revocation to Brian Callahan at the Company Group by email, facsimile, U.S. mail or other carrier before the end of such seven-day period; and

(vii)                           the Employee understands that the release contained in this Section does not apply to rights and claims that may arise after the date on which the Employee signs this Agreement.

5.                                      Employee Covenants.

(a)                                 Non-Disclosure of Confidential Information and Trade Secrets.

(i)                                     During the course of the Employee’s employment as Chief Administrative Officer with the Company, the Employee has acquired and accessed confidential, secret and proprietary documents, trade secrets and other information not generally known to the public or generally known in the industry, in tangible and intangible form, of and relating to the Company Group and its businesses, existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). Such Confidential Information includes, without limitation, business and technical information, whatever its nature and form and whether obtained orally, by observation, from written materials or otherwise, as for example: (A) financial and business information, such as information with respect to costs, commissions, fees, profits, profit margins, sales, markets, mailing lists, accounts receivables and accounts payables, pricing strategies, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (B) marketing information, such as information on markets, end users and applications, the identity of the Company Group’s customers, vendors, suppliers, and distributors, their names and addresses, the names of representatives of the Company Group’s customers, vendors, distributors or suppliers responsible for entering into contracts with the Company Group, the Company Group’s financial arrangements with its distributors and suppliers, the amounts paid by such customers to the Company, specific customer needs and requirements, leads and referrals to prospective customers; and (C) personnel information, such as the identity and number of the Company Group’s employees and their compensation, social security numbers, skills, qualifications, and abilities. The Employee acknowledges and agrees that the Confidential Information are not generally known or available to the general public, but have been developed, complied or acquired by the Company at its great effort and expense and for commercial advantage and, therefore, takes every reasonable precaution to prevent the use or disclosure of any part of it by or to unauthorized persons. Confidential Information can be in any form or media, whether oral, written or machine readable, including electronic files.

(ii)                                  The Employee agrees she will not, while associated with the Company Group and for so long thereafter as the pertinent information or documentation remains confidential, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any Confidential Information, except as with prior authorization from the Company’s Board of Directors.

(b)                            Non-Solicitation. The Employee covenants and agrees that she will not, for a period of twelve (12) months following the Separation Date, directly or indirectly, solicit or initiate contact with (i) any customer, former customer or prospective customer of the Company Group for the purpose of selling products or services to the customer competitive with the products or services purchased by the customer from the Company, provided that the Employee had contact with such former, current or prospective customer during the final two (2) years of her employment with the Company; or (ii) any employee of the Company Group for the purpose of recruiting or hiring such employee, provided that the Employee had contact with such former, current or prospective employee during the final two (2) years of her employment with the Company. For the purposes of this Section, “contact” means interaction between the Employee and the customer or other employee which takes place to further a business relationship.

(c)                             Acknowledgement. The Employee acknowledges and agrees that: (i) the Company Group has a protectable business interest in its Confidential Information, its customers and its employees; (ii) solely as a result of her executive position as Chief Administrative Officer of the Company, she had access to and developed familiarity with those protectable business interests that she would not have otherwise enjoyed; (iii) in the absence of this Agreement, the Employee would not otherwise be entitled to the separation benefits identified in Section 3; (iv) those separation benefits and other benefits of this Agreement constitute good and adequate consideration for the covenants of this Section 5; and (v) the restrictions of this Section 5 are reasonable in scope because, because she has enjoyed a lengthy tenure as an employee of the Company and she possesses material knowledge of the Company Group’s protectable business interests.

(d)                                 Relief. The Employee acknowledges and agrees that compliance with the covenants set forth in this Section is necessary to protect the Confidential Information, goodwill and other protectable business interests of the Company Group, and that any breach of this Section will result in irreparable and continuing harm to the Company Group, for which money damages may not provide adequate relief Accordingly, in the event of any breach of this Section by the Employee, the Company and the Employee agree that the Company shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity: (i) injunctions, both preliminary and permanent, enjoining or restraining such breach; and (ii) recovery of all reasonable sums and costs, including attorneys’ fees, incurred by the Company to enforce the provisions of this Section.

6.                                      Knowing and Voluntary Acknowledgement. The Employee specifically agrees and acknowledges that she: (a) has read this Agreement in its entirety and understands all of its terms; (b) has been advised of and has availed herself of her right to consult with her attorney prior to executing this Agreement; (c) knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (d) is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which she is otherwise entitled; (e) is not waiving or releasing rights or claims that may arise after her execution of this Agreement; and (f) understands that the waiver and release in this Agreement is being requested in connection with her separation of employment with the Company.

7.                                      Cooperation. The parties agree that certain matters in which the Employee has been involved during her employment may necessitate the Employee’s cooperation with the Company in the future. Accordingly, for six (6) months following the Separation Date, to the extent reasonably requested by the Company, the Employee shall cooperate with the Company in connection with matters arising out of the Employee’s service to the Company, including assisting in transition duties and making herself reasonably available by telephone and e-mail to respond to questions regarding her job duties with the Company.  Employee will not be required to incur any expense or travel to any location as part of such cooperation.

8.                                      Non-Disparagement. The Employee will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company Group or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. Similarly, the individuals who, on the Execution Date, hold positions as Named Executive Officers of the Company or as members of the Company’s Board of Directors will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Employee, provided that nothing herein precludes the Company from issuing disclosures required by law or regulation. Nothing in this Section shall prohibit or restrict the Employee from (i) making any disclosure of information required by law, (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers, or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.  This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order to Brian Callahan. Such notice shall be provided prior to compliance with the order, to the extent feasible.

9.                                      Successors and Assigns.

(a)                                 Assignment by the Company. To the extent permitted by state law, the Company may assign this Agreement to any subsidiary or corporate affiliate in the Company Group or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company Group and permitted successors and assigns.

(b)                                 No Assignment by the Employee. The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

10.                               Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Pennsylvania without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the State of Pennsylvania. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

11.                               Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Company Group pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

12.                               Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by an authorized officer of the Company. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

13.                               Severability.

(a)                                 Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

(b)                                 The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

(c)                                  The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

14.                               Captions. Captions and headings of the sections and Section of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

15.                               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

16.                               Tolling. Should the Employee violate any of the terms of the restrictive covenant obligations articulated herein, the restrictive covenant period set forth in Section 5(b) shall be extended for any period of time in which Employee is in violation of such obligation.

17.                          Attorneys’ Fees. Should either party breach any of her or its covenants and obligations referenced herein, to the extent authorized by state law, such party will be responsible for payment of all reasonable attorneys’ fees and costs that the other party incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts, provided that the other party is the substantially prevailing party in any such proceeding.

18.                          Section 409A.

(a)                            Generally. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A, either as separation pay due to an involuntary separation from service, or as a short-term deferral, shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

(b)                            Benefits. With respect to any reimbursement of expenses of or any provision of in-kind benefits to the Employee under this Agreement, such reimbursement of expenses or provision of in-kind benefits will be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year will not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense will be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

19.                          Acknowledgment of Full Understanding. EMPLOYEE ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT HER SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY GROUP FROM ANY AND ALL CLAIMS.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

ALTEVA, INC.

By:	/s/ Brian H. Callahan
Name:	Brian H. Callahan
Its:	Chief Financial Officer

JENNIFER BROWN

Signature:	/s/ Jennifer Brown